Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

March 5, 2010

i Path sm

iPath Exchange Traded Notes

iPath® Dow Jones-UBS Natural Gas Subindex

Total ReturnSM ETN

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones–UBS Natural Gas Subindex

Total ReturnSM ETN is designed to provide investors with cost-effective exposure to natural gas commodities as measured by the Dow

Jones–UBS Natural Gas Subindex Total ReturnSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees.

NOTE DETAILS

Ticker GAZ

Intraday indicative value ticker GAZ.IV

Bloomberg index ticker DJUBNGTR

CUSIP 06739H644

Primary exchange NYSE Arca

Yearly fee 0.75%

Inception date 10/23/07

Maturity date 10/22/37

Index Dow Jones-UBS Natural Gas Subindex

Total ReturnSM

* The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities.

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations*

S&P rating AAMoody’s

rating Aa3

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath

ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered,

suspended or withdrawn entirely by the applicable rating agency. Any such lowering,

suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

MONTHLY INDEX RETURNS VS. S&P 500® INDEX

-40%

-20%

0%

20%

40%

60%

1992 1994 1996 1998 2000 2002 2004 2006 2008

Dow Jones-UBS Natural Gas Subindex Total Return SM S&P 500 Index

Sources: Bloomberg, Dow Jones, UBS Securities LLC, S &P as of 12/31/09.

INDEX CORRELATIONS

Dow Jones-UBS Natural Gas Subindex Total ReturnSM 1.00

Dow Jones-UBS Commodity Index Total ReturnSM 0.61

S&P GSCI® Total Return Index 0.60

S&P GSCI® Energy Index 0.62

S&P 500 Index 0.07

Barclays Capital U.S. Aggregate Bond Index -0.05

MSCI EAFE Index 0.16

Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg,

BlackRock 12/04 - 12/09, based on monthly returns.

iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN

FIND YOUR iPATH 1-877-76-iPATH www.iPathETN.com

The Dow Jones–UBS Natural Gas Subindex Total ReturnSM is a sub-index of the Dow Jones–UBS Commodity Index Total ReturnSM and

reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury

Bills. The Index includes the contract in the Dow Jones-UBS Commodity Index Total ReturnSM that relates to a single commodity,

natural gas (currently the Henry Hub Natural Gas futures contract traded on the NYMEX).

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 12/31/09)

1-YEAR RETURN % 3-YEAR RETURN %

ANNUALIZED

5-YEAR RETURN %

ANNUALIZED

STANDARD DEVIATION

% ANNUALIZED*

Dow Jones-UBS Natural Gas Subindex Total ReturnSM -51.55 -37.35 -35.29 51.16

Dow Jones-UBS Commodity Index Total ReturnSM 18.91 -3.83 1.96 20.41

S&P GSCI® Total Return Index 13.48 -6.95 -3.00 28.20

S&P GSCI® Energy Index 11.22 -9.08 -6.31 37.19

S&P 500 Index 26.46 -5.63 0.42 16.05

Barclays Capital U.S. Aggregate Bond Index 5.93 6.04 4.97 3.68

MSCI EAFE Index 31.78 -6.04 3.54 19.63

* Based on monthly returns for 12/04 - 12/09. Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BlackRock.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to

www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN

.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free

1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the Securities.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

Barclays Capital Inc. and its affiliates and BlackRock Fund Distribution Company and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

In addition to factors affecting commodities generally, index components composed of futures contracts on natural gas may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These include changes in the level of industrial and commercial activity with high levels of energy demand; disruptions in the supply chain or in the production or supply of other energy sources; price changes in alternative sources of energy;

adjustments to inventory; variations in production and shipping costs; costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

“Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity Index SM”, “DJ-UBSCISM”, “Dow Jones-UBS

Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow

Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”,

“Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”,

“Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”,

“Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total

ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total

ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex

Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals

Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar

Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are service marks of Dow

Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”)

or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, or any

of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly.

©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

Not FDIC Insured No Bank Guarantee May Lose Value

iP-0200-0210 iP-GAZ-I1209

BARCLAYS i Path sm